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                                                                    EXHIBIT 10.1

                                MISSIVES between
                              CRUACHEM LIMITED and
                           ROBINSON NUGENT (SCOTLAND)
                                     LIMITED
                        re. 4 Fountain Avenue, Inchinnan
                            Business Park, Inchinnan

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        McGRIGOR DONALD (letterhead)

        Solicitors

        Pacific House            Tel: +44 (0) 141 248 6677

        70 Wellington Street     Fax: +44 (0) 141 221 1390

        Glasgow G2 6SB           www.mcgrigors.com

        DX GW 135

Messrs McClure Naismith            Our Ref: MMM/LAC/TNF/CRO972.000954
Solicitors
DXGW64                             Your Ref:
GLASGOW
                                   E-mail Address: morag.mclintock@mcgrigors.com

                                   Direct Dial Number: 0141 5679358

17 May 2002

Dear Sirs

On behalf of and as instructed by our client Cruachem Limited ("the Purchaser") we hereby accept the terms of your qualified acceptance dated 17th May 2002 on behalf of your clients Robinson Nugent (Scotland) Limited ("the Seller") which accepts subject to qualifications our offer dated l7th May 2002 on behalf of the Purchaser to purchase from the Seller 4 Fountain Avenue, Inchinnan and now hold the missives to be concluded.

Yours faithfully,
/s/ illegible

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                          MCCLURE NAISMITH (LETTERHEAD)
                              The Determinin Factor

Our Ref:       WMBB PG 1687.9                  292 St Vincent Street
Your Ref:      MMM/LAC/TNF/CR0972.000954       Glasgow G2 5TQ
Date:          17 May 2002
                                               DX: GW64 Glasgow

                                               Tel: 0141 2042700
McGrigor Donald                                Fax: 0141 2483998
Solicitors                                     Email: glasgow
Pacific House                                  @McClureNaismith.com
70 Wellington Street
GLASGOW
G2 6SB

Dear Sirs

On behalf of and as instructed by our clients, Robinson Nugent (Scotland) Limited, incorporated under the Companies Acts and having their Registered Office at Johnstone Avenue, Hillington Industrial Estate, Glasgow ("the Seller") we hereby accept the terms of your Offer, dated 17 May 2002, on behalf of your client, Cruachem Limited ("the Purchaser") to purchase from the Seller ALL and WHOLE the subjects known as and forming 4 Fountain Avenue, Inchinnan Business Park, Inchinnan and that on the following qualification:- .

1 The number "14" where it appears on the fourth line of Condition 4(i) of your said Offer shall be deleted and shall be replaced by the number "13".

2 This Qualified Acceptance, unless sooner withdrawn, is open for acceptance in writing to reach us here no later than 5pm on 20 May 2002, failing which it shall be deemed to have been withdrawn.

Yours faithfully,
/s/ illegible

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        McGRIGOR DONALD (letterhead)

        Solicitors

        Pacific House            Tel: +44 (0) 141 248 6677

        70 Wellington Street     Fax: +44 (0) 141 221 1390

        Glasgow G2 6SB           www.mcgrigors.com
        DX GW 135

Messrs McClure Naismith              Our Ref: TNF/CR0972.000954
Solicitors
DXGW64                               Your Ref: FAO Michael Brown
GLASGOW

17 May 2002

Dear Sirs

On behalf of our client, Cruachem Limited, having its registered office at Todd Campus, West of Scotland Business Park, Glasgow (the "Purchaser"), we hereby offer to purchase from your client, (the "Seller") ALL and WHOLE those subjects known as and forming 4 Fountain Avenue, Inchinnan Business Park, Inchinnan; Together with (One) the whole buildings and the whole heritable fixtures and fittings therein and thereon, (Two) free ish and entry therefrom and thereto, (Three) the parts, privileges and pertinents thereof, (Four) the whole rights, common, mutual and exclusive effeiring thereto specified or referred to in Feu Disposition by Scottish Enterprise in favour of Robinson Nugent (Scotland) Limited dated 4th December 1999 and in the process of being registered in the Land Register of Scotland under Title Number REN 100891 and (Five) the Additional Items referred to in Part 3 of the Schedule aftermentioned (all hereinafter referred to as the "Subjects") and that on the following terms and conditions:-

1         DEFINITIONS AND INTERPRETATION

1.1       Definitions

          In this offer and in the Missives, unless the context requires otherwise:-

          "Date of Entry" means 21st May 2002 or such other date as may be mutually agreed in writing;

          "Date of Settlement" means the date on which settlement actually takes place whether that is the Date of Entry or some other date;

          "Disposition" has the meaning given to it in Clause 4 (Title and Settlement);

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          "Missives" means the missives constituted by this offer and the acceptance or acceptances following thereon in conclusion of a binding contract;

          "Price" has the meaning given to it in Clause 2 (PRICE, ENTRY AND INTEREST);

          "Purchaser" has the meaning given to it in the preamble;

          "Schedule" means the schedule in 3 parts docketed and signed as relative to this offer;

          "Seller" has the meaning given to it in the preamble;

          "Seller's Solicitors' Letter of Obligation" means a Letter of Obligation in usual form to be issued by the Seller's Solicitors;

          "Subjects" has the meaning given to it in the preamble;

          "Title Deeds " includes any Land Certificate;

          "Working Day" means a day which is not a Saturday, a Sunday or a public or bank holiday in Edinburgh, Glasgow or London; and

1.2       Interpretation and construction

          In this offer and in the Missives, save to the extent that the context or the express provisions of the Missives require otherwise:-

          (a) words importing the singular shall include the plural and VICE VERSA;

          (b)  words importing any gender shall include all other genders;

          (c) any reference to a preamble, Clause, the Schedule or Part of the Schedule is to the relevant preamble, Clause, Schedule or Part of the Schedule of or to this offer; and

          (d) any reference to a statute or statutory provision (including any subordinate legislation) includes any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been an1ended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision.

1.3       Headings

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          The headings in this offer are included for convenience only and shall be ignored in construing this offer and the Missives.

1.4       Whole contract

          The Missives (including the annexations thereto) shall, as at the date of conclusion thereof, represent and express the full and complete agreement between the Seller and the Purchaser relating to the sale of the Subjects and shall supersede any previous agreements, representations or others between the Seller and the Purchaser relating thereto.

2         PRICE, ENTRY AND INTEREST

2.1       Price

          The purchase price (the "Price") shall be ONE MILLION TWO HUNDRED AND TEN THOUSAND POUNDS (L1,210,000) STERLING in addition to which the Purchaser shall in exchange for a valid Value Added Tax invoice pay all (if any) Value Added Tax due thereon.

2.2       Entry

          Entry, with vacant possession to every part of the Subjects, shall be given on the Date of Entry, when the Price, together with all Value Added Tax due thereon shall be payable and settlement shall take place.

2.3       Interest and late settlement by the Purchaser

2.3.1 If the Price or any part thereof remains unpaid on the Date of Entry, interest shall run thereon at the rate of 3% per annum above the base rate for the time being of The Royal Bank of Scotland plc from the Date of Entry until actual payment regardless of consignation or of the fact that entry may not have been taken.

2.3.2 Failure to pay the Price and interest as aforesaid in full by the date 21 days after the Date of Entry will constitute a material breach of contract entitling the Seller to terminate the Missives by giving written notice to that effect to the Purchaser.

2.3.3 Termination of the Missives in terms of Clause 2.3.2 shall be without prejudice to all claims for damages, interest or otherwise competent to the Seller against the Purchaser as a result of a breach of the Missives on the part of the Purchaser. The Purchaser shall, in the event of and notwithstanding such termination, pay interest to the Seller on the Price at the rate specified in Clause 2.3.1 in respect of the period from the Date of Entry to the date of such termination and that without prejudice to the generality of the first sentence of this Clause 2.3.3.

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2.3.4     In computing such interest and such period of 21 days, there shall be disregarded any period or periods of delay arising from a failure on the part of the Seller to implement its obligations in terms of the Missives.

3         VALUE ADDED TAX

          The Price shall be exclusive of any Value Added Tax which may now be or may at any time become chargeable thereon or on any part thereof. The Seller shall exhibit to the Purchaser not less than 5 working days prior to the Date of Entry (i) adequate evidence satisfactory to the Purchaser, acting reasonably that the Seller is registered for Value Added Tax purposes and (ii) adequate evidence satisfactory to the Purchaser acting reasonably that such Value Added Tax is properly chargeable (including where such tax is chargeable by reason of an election to waive exemption, an acknowledgement from Customs & Excise of such election).

4         TITLE AND SETTLEMENT

          At the Date of Settlement and in exchange for the Price the Seller shall:-

          (a) deliver a valid Disposition (the "Disposition") of the Subjects in favour of the Purchaser or its nominee;

          (b)  deliver or exhibit to the Purchaser either:-

               (i) a valid marketable title with a Form 10 Report brought down to a date as near as practicable to the Date of Settlement and showing no entries adverse to the Seller's interest (the cost (if any) of the said Report being the responsibility of the Seller), and, in addition, the Seller, both before and after the Date of Entry and at its expense, shall deliver to the Purchaser such documents and evidence as the Keeper may require to enable the Keeper to issue a Land Certificate in name of the Purchaser or its nominee as the registered proprietor of the whole of the Subjects and containing no exclusion of indemnity in terms of Section 12(2) of the Land Registration (Scotland) Act 1979. Such documents shall include (unless the Subjects only comprise part of a tenement or flatted building) a plan or bounding description sufficient to enable the Subjects to be identified on the Ordnance Survey Map and evidence (such as a Form P16 Report) that the description of the Subjects as contained in the title deeds is habile to include the whole of the occupied extent. The Land Certificate will disclose no entry, deed or diligence prejudicial to the Purchaser's or its nominee's interest other than such as are created by or against the Purchaser or its nominee, or have been disclosed to and accepted by the Purchaser prior to the Date of Settlement; or

               (ii) a Land Certificate (containing no exclusion of indemnity under Section 12(2) of the Land Registration (Scotland) Act,
                    1979) and all necessary

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                    links in title evidencing the Seller's exclusive ownership of the Subjects and a Form 12 Report brought down as near as practicable to the Date of Settlement and showing no entries adverse to the Seller's interest, the cost (if any) of the said Report being the responsibility of the Seller. In addition, the Seller, shall deliver to the Purchaser such documents and evidence as the Keeper may require to enable the interest of the Purchaser or its nominee to be registered in the Land Register without exclusion of indemnity under the said Section 12(2). The Land Certificate to be issued to the Purchaser or its nominee will disclose no entry, deed or diligence prejudicial to the Purchaser's or its nominee's interest other than such as are created by or against the Purchaser or its nominee, or have been disclosed to and accepted by the Purchaser prior to the Date of Settlement;

          (c) deliver the Company File Reports, any Certificates of Non-crystallisation and the Warranty to be delivered in terms of Clause 5.I(a) (SEARCH AGAINST THE SELLER);

          (d)  deliver Valid Discharges of any outstanding Standard
               Securities affecting the Subjects with duly signed Warrants for Registration and Registers of Scotland or Land Register forms and cheques for recording or registration, all as appropriate;

          (e)  deliver the Seller's Solicitors' Letter of Obligation;

          (f)  deliver the Title Deeds to the Subjects;

          (g)  deliver all the keys for the Subjects;

          (h) deliver any Value Added Tax invoice and other items to be delivered in terms of Clause 3 (VALUE ADDED TAX); and

          (i) without prejudice to the Seller's obligation timeously to exhibit the same, deliver the items which the Seller is obliged to exhibit in terms of Clause 5.2 (SEARCHES AGAINST OTHER PARTIES), Clause 6 (TITLE MATTERS), Clause 8 (PLANNING AND OTHER CONSENTS), and Clause 14 (GENERAL AND MISCELLANEOUS).

5         CHARGES SEARCHES

5.1       Search against the Seller

          The Seller shall deliver to the Purchaser:-

          (a) at the Date of Settlement (i) a Report on the Seller's File (including the Register of Charges) kept with the Registrar of Companies as at a date as near as practicable to the Date of Settlement disclosing no adverse entries which would prevent the Purchaser or its nominee obtaining a valid and unencumbered title to the Subjects

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               (and if such Report reveals any Floating Charges affecting the
               Subjects, the Seller shall procure that the holders of such Floating Charges shall grant Certificates of Non-crystallisation in a form satisfactory to and approved by the Purchaser, such Certificates to be delivered to the Purchaser at the Date of Settlement); and (ii) a Warranty granted by the signatories of the Disposition in terms of the wording contained in Part 1 of the Schedule; and

          (b) within six weeks after the Date of Settlement a further Report on the Seller's File brought down to a date not earlier than twenty two clear days after the date of registration of the Disposition and disclosing no adverse entries as aforesaid provided the Disposition is presented for registration within 14 days of the Date of Settlement.

5.2       Searches against other parties

          The Seller shall exhibit to the Purchaser at or prior to the Date of Settlement a clear Report in the Company File (including the Register of Charges) kept with the Registrar of Companies in relation to any Company incorporated under the Companies Acts having an interest in the Subjects during the previous ten years brought down to a date not earlier than twenty two clear days after such Company ceased to be interested in the Subjects.

6         TITLE MATTERS

6.1       Minerals

6.1.1 The minerals are included in the purchase only insofar as the Seller has right thereto.

6.2       Titles

          The title deeds of the Subjects have been exhibited and by conclusion of Missives the Purchaser is deemed to have accepted the same and to be satisfied as to their extent and the terms and conditions thereof.

6.3       Title conditions

          The Seller warrants and undertakes that, as at the date of conclusion of the Missives and as at the Date of Settlement a11 the obligations in such Title Deeds, except insofar as they are of a continuing nature (to which extent they are and will be being observed), will have been duly implemented in all material respects;

6.4       Third party rights

          The Seller warrants and undertakes that, to the best of its la1owledge and belief as at the date of conclusion of the Missives and as at the Date of Settlement, there will be no servitudes, wayleaves, rights of way, overriding interests or other rights in favour of third

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          parties (except as disclosed in the Title Deeds of the Subjects or otherwise) adversely affect the peaceful possession and enjoyment of the Subjects.

7         LOCAL AUTHORITY AND OTHER STATUTORY MATTERS

7.1       Statutory Notices

          Any Statutory Notices which may be issued by the Local or any other authority prior to the Date of Settlement will be the responsibility of the Seller who shall be obliged to take all necessary steps at its own cost to implement or comply with the same and will indemnify the Purchaser in respect thereof. Liability for compliance with any such Statutory Notices shall not be avoided by the issue of a fresh Notice. Without prejudice to the foregoing, if any such Statutory Notices are issued prior to the Date of Settlement and materially adversely affect the Subjects, the Purchaser will be entitled to resile without penalty from the Missives by written notice to that effect from it or its Solicitors to the Seller or its Solicitors.

7.2       Fire Regulations

          A Fire Certificate has been exhibited and the Purchaser is deemed to be satisfied as to the position in relation to the Fire Precautions Acts and the requirements of the Fire Master under them.

8         PLANNING AND OTHER CONSENTS

8.1       All necessary consents

          Save as disclosed prior to conclusion of Missives, the Seller warrants that all Local Authority and other necessary planning and building permissions, consents, warrants arid completion certificates have been duly obtained in respect of any alterations or additions to the Subjects, the use thereof for their current use and any alterations or additions thereto and that none of the said permissions and others were granted subject to unduly onerous conditions or were personal in nature or limited in time.

8.2       No Current or intended applications

          The Seller warrants that it has not made/does not have outstanding any current planning applications in respect of the Subjects.

9         RATES AND OTHER OUTGOINGS

9.1       Rateable Value

          The Seller warrants that the rateable value of the Subjects is as shown in the current Valuation Roll and that there are no subsisting appeals against such rateable assessment.

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9.2       Apportionments

          The rates and other outgoings will be apportioned as at the Date of Settlement.

9.3       Notification to Local Authority

          On the Date of Settlement, the Seller shall notify the Local Authority of the change of ownership.

10        RISK AND INSURANCE

10.1      MAINTENANCE AND INSURANCE

          Risk of damage to or destruction of the Subjects or any part thereof shall remain with the Seller until the Date of Settlement. The Seller shall at its own expense execute, or procure the execution of, any repairs necessary to maintain the Subjects and any common parts pertaining thereto in their present condition (fair wear and tear excepted) until the Date of Settlement. The Seller shall at its own expense, procure that the Subjects are insured and kept insured with a reputable insurance company until the Date of Settlement against comprehensive risks for not less than their full reinstatement value and shall procure that the policy of insurance is endorsed to disclose the Purchaser's interest as purchaser, price unpaid, up to the Date of Settlement. If the Subjects are materially damaged or destroyed by whatever cause prior to the Date of Settlement, the Purchaser or Seller shall have the option of resiling without penalty from the Missives by notice from it or its Solicitors to that effect to the Seller or the P1.D"chaser (as the case may be) or its Solicitors prior to the Date of Settlement.

10.2      ACCOUNTS AND LIABILITIES

          The Seller shall pay and so free and relieve the Purchaser of:-

          (a) all outstanding accounts for repairs or improvements instructed or due by the Seller in respect of the Subjects or any common parts pertaining thereto in respect of the period prior to the Date of Settlement; and

          (b) any debts, obligations, contracts or liabilities due in respect of the Subjects or any such common parts (including for the supply of electricity, gas or other services) in respect of the period prior to the Date of Settlement.

11        ENVIRONMENTAL MATTERS

          The Seller warrants that no orders, enforcement notices, prohibition notices, other notices or directions have been served on it (nor, as far as the Seller is aware have they been issued) under any environmental legislation or regulations with regard to the Subjects and/or any activities, processes or substances thereon.

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12        APPLIANCES

12.1      CONDITION

          The Purchaser will accept all mechanical, electrical and other plant, equipment and apparatus situated within or serving the Subjects (including the Additional Items in relation to which Clause 12.3 also applies) and associated fittings and all mains services in their present condition fair wear and tear excepted. The Seller shall maintain such plant equipment and apparatus in such condition until the Date of Settlement.

12.2      Title

          The Seller warrants that no part of any plant, equipment, apparatus, fittings and services or of the Additional Items is subject to any lease; hire purchase, credit sale or similar agreement or any other matter which would prevent the Seller passing a good title.

12.3 The Seller gives no warranty as to the present condition or state of any of the Additional Items as to their fitness for any purpose whatsoever and the Purchaser shall be deemed to accept them as they find them at the Date of Settlement.

13        GENERAL AND MISCELLANEOUS

13.1      Confidentiality

          The Seller undertakes to the Purchaser and the Purchaser similarly undertakes to the Seller that no details of the transaction constituted or to be constituted by the Missives will be published or otherwise disclosed to third parties (other than the Seller's agents or as may be required by law or a relevant authority regulatory or otherwise) without the prior written consent of the other.

13.2      Trust clause

          A clause in the terms contained in Part 2 of the Schedule will, at the Purchaser's option, be included in the Disposition.

13.3      Supersession

          The Missives shall cease to have effect two years after the Date of Settlement save (a) for the obligations contained in Clause 4 (TITLE AND SETTLEMENT) which shall continue in full force and effect until satisfied in full; and (b) to the extent founded upon in any court proceedings commenced within such period of two years.

13.4      Further assurance

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          The Seller and the Purchaser shall, so far as it lies within their power respectively to do so, each do such acts and things and execute such deeds and documents as may be necessary to give full effect to the provisions, spirit and intent of the Missives.

13.5      Joint and several liability

          Where the Purchaser or the Seller, as the case may be, is a party comprising two or more persons, the obligations and liabilities under the Missives of that party shall be joint and several obligations and liabilities of those persons.

13.6      Time limit for acceptance

          This offer, unless sooner withdrawn, is open for acceptance in writing reaching us at this office not later than 5 p.m. on 20th May 2002, failing which it will be deemed to have been withdrawn.


Yours faithfully,
/s/ illegible

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                THIS IS THE SCHEDULE REFERRED TO IN THE FOREGOING
        OFFER BY MCGRIGOR DONALD TO MCCLURE NAISMITH DATED 17TH MAY 2002

                                     PART 1

                                    WARRANTY

We, [NAMES AND ADDRESSES TO BE INSERTED] [(Directors of/respectively a Director and the Secretary of)] [NAME AND ADDRESS OF THE SELLER] (hereinafter called "the Company"), hereby certify and warrant after due and diligent enquiry (i) that no deeds of any kind which are capable of being recorded in the Register of Sasines or registered in the Land Register (as appropriate) in respect of or affecting the subjects [DESCRIPTION OF THE SUBJECTS] have been granted by the Company other than as are disclosed in the Search (including Interim Reports Search) in the Sasine Register or FORM 10/11 or Form 12/13 Reports (as appropriate) exhibited to the Solicitors acting for [NAME AND ADDRESS OF THE PURCHASER OR ITS NOMINEE] (hereinafter called the "Purchaser"); (ii) that no Floating Charge, Debenture or other security document which is capable of being registered in the Companies Charges Register has been granted by the Company other than as disclosed in the Search (including Interim Reports on Search) in the Companies Register exhibited to the said Solicitors; and (iii) that the Company is solvent and no steps have been or are about to be taken by us to commence liquidation proceedings which would prejudice the validity of the Disposition of the said subjects now being granted to the Purchaser or to appoint a Receiver or otherwise place the Company in a position whereby it cannot execute and deliver to the Purchaser a valid and unobjectionable title.

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                                     PART 2

                                  TRUST CLAUSE

"And considering that we, [THE SELLER] have sold the said subjects hereby disponed to [THE PURCHASER OR ITS NOMINEE] and have received payment of the whole price in exchange for delivery of this Disposition, therefore we do hereby confirm and declare that in as much as we remain infeft in the said subjects hereby disponed, we hold the same as Trustees in an irrevocable and binding trust for the said [THE PURCHASER OR ITS NOMINEE] and its successors and subject to its directions until this Disposition is recorded in the appropriate Division of the General Register of Sasines/registered in the Land Register of Scotland.

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                                     PART 3

                                ADDITIONAL ITEMS

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APPENDIX 2
ADDITIONAL ITEMS

          COMPRESSED AIR EQUIPMENT
          Two ECOAIR D50 5hp 22Ocfm and One compare Broomwade 75hp 430cfm compressors supply the compressed air ring main to the production area at a nominal 8 Bar pressure via a 5000 Itr air receiver. The compressors are controlled by a CPA Loadmaster Control unit and have air-drying and oil and water separators fitted to the system.

          PLATING ROOM AREA
          A Specialist clean cell area with independent sprinkler fire protection system and security access system.

          BUNDS
          Inside the Plating room area are two bunded structures (independent of the floor slab) the larger one housed the Gold Plating line and was used to collect spillages from the process equipment. The smaller of the two was used for cleaning process equipment.

          TREATMENT PLANT AREA
          An extension to the main factory unit housed the water treatment/ effluent plant which will be removed, decontaminated and disposed of as part of the environmental clean up, as will the extra ductwork, wet scrubber and fan units.

          PRODUCTION AREA
          TOOLROOM
          Located in comer of the building as indicated on drawing RN-02-001. An L-shaped room of Komfort stud partition construction partially glazed approximately 15m X 6m X 2.6m high with double door access.

          MAINTENANCE WORKSHOP
          Located near to Toolroom constructed of single skin metal partitioning partially glazed approximately 7.3m X 6m X 2.4m high with double door access.

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APPENDIX 2
ADDITIONAL ITEMS

          COMPRESSED AIR EQUIPMENT
          Two ECOAIR D50 5hp 22Ocfm and One compare Broomwade 75hp 430cfm compressors supply the compressed air ring main to the production area at a nominal 8 Bar pressure via a 5000 Itr air receiver. The compressors are controlled by a CPA Loadmaster Control unit and have air-drying and oil and water separators fitted to the system.

          PLATING ROOM AREA
          A Specialist clean cell area with independent sprinkler fire protection system and security access system.

          BUNDS
          Inside the Plating room area are two bunded structures (independent of the floor slab) the larger one housed the Gold Plating line and was used to collect spillages from the process equipment. The smaller of the two was used for cleaning process equipment.

          TREATMENT PLANT AREA
          An extension to the main factory unit housed the water treatment/ effluent plant which will be removed, decontaminated and disposed of as part of the environmental clean up, as will the extra ductwork, wet scrubber and fan units.

          PRODUCTION AREA
          TOOLROOM
          Located in comer of the building as indicated on drawing RN-02-001. An L-shaped room of Komfort stud partition construction partially glazed approximately 15m X 6m X 2.6m high with double door access.

          MAINTENANCE WORKSHOP
          Located near to Toolroom constructed of single skin metal partitioning partially glazed approximately 7.3m X 6m X 2.4m high with double door access.

          STORES OFFICE
          Located near to main roller shutter doors of Komfort stud partition construction partially glazed approximately 6.5rh X 2.8i11 X 2.3m high with two single doors for access.

          PRODUCTION OFFICES
          Similar construction to Stores office two offices in one block, smaller one is approximately 2.8m X 2.7m .X 2.3m high with window and door to front. The larger office is approximately 5.6m X 2.7m X 2.3m high with single door access and windows to the front.

          PRODUCTION MANGAER / ENGINEERING OFFICES

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          Same construction as above offices located adjacent to plating room.
          An L-shape consisting of two offices in one block, smaller one is approximately 3.0m X 3.7m X 2.6m high with windows to the front and side and door to front with air extract to outside. The larger office is approximately 5.0m X 6.0m X 2.6m high with double doors and windows to the front and in internal single door to above office with air extract to outside.

          CLIPSHELL/MOULDING MANAGER/PLATING LABORATORY/STORES AREAS
          Consisting generally of eight rooms approximately 295 sq m in area of Komfort stud partition construction as shown on drawing RN-O2-001. There are five rooms adjacent to and part of the plating area wall including plating office, laboratory area, QA area and two storage rooms. The remaining three rooms consist of a production workshop, general storage area and the Moulding Manager's office, which measures approximately 3.5m X 3.0m X 2.6m high. There is extract to outside in these rooms.

          All the above have suspended ceilings, lighting, power, data and communication cabling installed.

          FIRST AID ROOM
          Stud partitioned room attached to main offices located at the front of the building.

          STORES AREA
          Various assortment of racking and shelving including 9 bays of Welco Racking and approximately 75m of Welconstruct weldmesh partitioning as seen.

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INCHINNAN TWO

ITEMS TO BE RETAINED
(In addition to Appendix in Heads of Terms Agreement)

a.   Fire Alarm System

b.   Fire fighting equipment (extinguishers etc.)

c.   All storage shelving / access steps etc.

d. Telephone system, complete with telephones and including lines (to be transferred)

e.   Loudspeaker system

f.   Key Card security system

g.   Lockers/cages etc.

h.   CCTV System